UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20509

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 6, 2021

Date of Report

(Date of Earliest Event Reported)

BELL BUCKLE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	333-81520	98-0361568
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

5660 Strand Ct

Naples, FL 34110

(Address of principal executive offices)

(360) 631-6022

Registrant's telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.01 Changes in Control of Registrant.

On or about August 14, 2020, Kim Halvorson was appointed CEO, CFO and sole Director and of the issuer (the “Company” or the “Registrant”) and, pursuant to an employment agreement under which Ms. Halvorson agreed to cause the Company to become current on OTC Markets, was granted control of the Company via Preferred Shares. This change in control and the authorization for the Preferred Shares was filed with the Secretary of State in Florida, the Company’s domicile state, on September 22, 2020.

On April 13, 2021, an Amendment to the Articles of Incorporation was filed with the Secretary of State in Florida, the Company’s domicile state, amending the structure of the Company’s Preferred Shares and issuing new Preferred shares to Ms. Halvorson.

No new Common Shares were authorized or issued in these transactions.

As a result, Ms. Halvorson owns a majority of the Voting Interests in the Company. This has been verified by the Transfer Agent.

The Company is currently Pink Current on OTC Markets. Additionally, the Company has hired securities counsel and is working with OTC Markets to get the Caveat Emptor designation removed from its profile.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on or about August 14, 2020, Kim Halvorson became the sole Officer and Director of the Company. All other Officers and Directors resigned. There are no agreements, arrangements or understandings among or between current and former Officers and Directors with respect to any matter relating to the Company.

Ms. Halvorson is a seasoned Business Development and Marketing professional that thrives in new and innovative environments. Over her 25 year career, she has exposure to all spectrums of the business continuum. She started in medical practice management software systems and then moved to holding strategic roles in large corporate structures such as Dell Computer Corporation and successful startups like SCI Solutions (complex hospital scheduling). Thereafter, she went on to be a founding partner at Triage VC, where she continues to work with diverse ventures, leveraging her vast industry connections. Her expertise has helped various companies in the areas of investment banking, marketing and business development, with an emphasis on managing reporting of public companies involved with SEC, FINRA and OTC markets.

On or about December 17, 2020, Don Zeppenfeld was elected to the Company’s Board of Directors. As an Independent Board Member, his roles will be Corporate Oversight and growing the Company’s Business Development prospects. Mr. Zeppenfeld recently retired from Quest Diagnostics Inc., where he was responsible for building their national accounts Quantum Enterprise Content Solutions division. Mr. Zeppenfeld is also a seasoned  turnaround executive. He was on the founding team of Scheduling.com -- now SCI Solutions -- where he helped build it from an incubator organization to a well-established profitable organization.

On or about December 29, 2020, Robert Clegg was elected to the Company’s Board of Directors. As an Independent Board Member, his roles will be Corporate Oversight and growing the Company’s Business Development prospects. Mr. Clegg is an established award-winning entrepreneur with a proven track record of successful ventures at every stage in the business spectrum, Robert Clegg has been a leader in strategic planning, innovation and development for various companies for over 25 years. He has successfully taken 5 startups from conception through development, funding and operation – Instructional Sports Software, Digital Impact, Career DNA, iStadium, and Tabula Digita (now DimensionU.com) - and is a seasoned executive with expertise in product development and agile methodologies.

Item 8.01 Other Events

Neither the Company nor any of its Officers and Directors have any relationship, agreement or involvement with certain individuals or entities that have recently been indicted for manipulating the Company and/or its stock for personal gain. None of these individuals or entities have had or currently have any control of or management of the Company.

The issuer Bell Buckle Holdings Inc. is a non-reporting company. This filing is being made under certain exemptions as a volunteer filer. The issuer is current on its filings with OTC Markets.

Management is working in good faith with OTC Markets to get the Caveat Emptor designation removed from its profile.

Additionally, the Company has a business strategy and model going forward, has realized revenue thereunder and has contractual agreements in place to further create value for its shareholders and stakeholders.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Bell Buckle Holdings, Inc., a Florida corporation

Date:  July 6, 2021

/s/ Kim Halvorson

Name: Kim Halvorson

Title: Director & CEO